Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of Scottish Re Group Limited ("the Company") pertaining to the 2004 Equity Incentive Compensation Plan of our reports dated March 11, 2005, with respect to the financial statements and schedules of the Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, Scottish Re Group Limited management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Scottish Re Group Limited, filed with the Securities and Exchange Commission.


Philadelphia, Pennsylvania
November 9, 2005

/s/ Ernst & Young LLP